CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Dual Directional Trigger Jump Securities due 2021	$4,485,000.00	$582.15

January 2020

Pricing Supplement No. 3,165

Registration Statement Nos. 333-221595; 333-221595-01

Dated January 10, 2020

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Commodities

Dual Directional Trigger Jump Securities due January 28, 2021

Based on the Performance of Brent Crude Oil Futures Contracts

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Dual Directional Trigger Jump Securities due January 28, 2021 Based on the Performance of Brent Crude Oil Futures Contracts, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for Jump Securities and prospectus, as supplemented or modified by this document.  Instead, at maturity, you will receive for each security that you hold an amount in cash that may be greater than or less than the stated principal amount depending on the performance of Brent crude oil futures contracts, which we refer to as the underlying commodity, as measured on each of the five averaging dates (as defined below).  If the final commodity price (as defined below), as measured on each of the five averaging dates, is greater than or equal to the initial commodity price, investors will receive the stated principal amount of their investment plus the fixed upside payment of $80 per security.  If the underlying commodity has depreciated in value but the final commodity price, as measured on each of the five averaging dates, is greater than or equal to the trigger level, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline in the price of the underlying commodity over the term of the securities, which will effectively be limited to a positive 27.85% return (which would correspond to a payment at maturity of $1,278.50 per security).  However, if the underlying commodity has depreciated in value by more than 27.85% so that the final commodity price, as measured on each of the five averaging dates, is less than the trigger level, investors will lose a significant portion or all of their initial investment, resulting in a 1% loss for every 1% decline in the price of the underlying commodity over the term of the securities.  Under these circumstances, the payment at maturity will be less than 72.15% of the stated principal amount and could be zero.  The securities are for investors who seek a Brent crude oil futures contract-based return and who are willing to risk their principal and forgo current income in exchange for the fixed upside payment and the absolute return features that apply to a limited range of performance of the underlying commodity.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.  The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

The securities differ from the jump securities described in the accompanying prospectus supplement for Jump Securities in that the securities offer the potential for a positive return at maturity if the underlying commodity depreciates by no more than 27.85%.  The securities are not the Buffered Jump securities described in the accompanying prospectus supplement for Jump Securities.  Unlike the Buffered Jump securities, the securities do not provide any protection if the underlying commodity depreciates by more than 27.85%.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Aggregate principal amount:	$4,485,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	January 10, 2020
Original issue date:	January 15, 2020 (3 business days after the pricing date)
Maturity date:	January 28, 2021
Underlying commodity:	Brent crude oil futures contracts (“Brent crude oil”)
Payment at maturity per security:

If the final commodity price, as measured on each of the five averaging dates, is greater than or equal to the initial commodity price:

$1,000 + the fixed upside payment

In this scenario, in no event will the payment at maturity exceed the fixed upside payment.

If the final commodity price, as measured on each of the five averaging dates, is less than the initial commodity price but is greater than or equal to the trigger level:

$1,000 + ($1,000 x absolute commodity return)

In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the underlying commodity up to a negative 27.85% performance.  As a result, in no event will this amount exceed the stated principal amount plus $278.50.  As a result, in this scenario, in no event will the payment at maturity exceed $1,278.50 per security.

If the final commodity price, as measured on each of the five averaging dates, is less than the trigger level:

$1,000 x commodity performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 per security, and will represent a loss of at least 27.85%, and possibly all, of your investment

Fixed upside payment:	$80 per security (8.00% of the stated principal amount)
Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Absolute commodity return:	The absolute value of the commodity percent change. For example, a –5% commodity percent change will result in a +5% absolute commodity return.
Commodity performance factor:	final commodity price / initial commodity price
Trigger level:	$46.883, which is approximately 72.15% of the initial commodity price.
Initial commodity price:	$64.98, which is the commodity price on the pricing date.
Final commodity price:	The arithmetic average of the commodity prices on each of the five averaging dates.
Averaging dates:	January 19, 2021, January 20, 2021, January 21, 2021, January 22, 2021 and January 25, 2021, subject to adjustment for non-trading days and certain market disruption events. The final commodity price will be determined on the last averaging date to occur, which is referred to as the “final averaging date.” See “Additional Information About the Securities—Postponement of averaging dates.”
Commodity price:	For any trading day, the official settlement price per barrel of Brent blend crude oil on the relevant exchange of the first nearby month futures contract, stated in U.S. dollars, as made public by the relevant exchange on such date.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Relevant exchange:	The ICE Futures Europe or, if such relevant exchange is no longer the principal exchange or trading market for the underlying commodity, such exchange or principal trading market for the underlying commodity that serves as the source of prices for the underlying commodity and any principal exchanges where options or futures contracts on the underlying commodity are traded.
CUSIP / ISIN:	61766YES6 / US61766YES63
Listing:	The securities will not be listed on any securities exchange.
Estimated value on the pricing date:	$988.80 per security. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per security	$1,000	$10	$990
Total	$4,485,000	$44,850	$4,440,150
(1)	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $10 per $1,000 stated principal amount of securities.

(2)	Please see “Supplemental information regarding plan of distribution; conflicts of interest” for information about fees and commissions. For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for Jump Securities.

(3)	See “Use of proceeds and hedging” on page 17.

The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this document or the accompanying prospectus supplement for Jump Securities and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement for Jump Securities dated June 20, 2018	Prospectus dated November 16, 2017
Morgan Stanley

Morgan Stanley Finance LLC
Dual Directional Trigger Jump Securities due January 28, 2021 Based on the Performance of Brent Crude Oil Futures Contracts Principal at Risk Securities

Investment Summary

Dual Directional Trigger Jump Securities

Principal at Risk Securities

The Dual Directional Trigger Jump Securities due January 28, 2021 Based on the Performance of Brent Crude Oil Futures Contracts (the “securities”) can be used:

▪	To gain access to the performance of Brent crude oil futures contracts and provide a measure of diversification of underlying asset class exposure, subject to our credit risk

▪	As an alternative to direct exposure to the underlying commodity that provides a fixed positive return of $80 per security if the final commodity price of the underlying commodity, as measured on each of the five averaging dates, is greater than or equal to the initial commodity price

▪	To obtain an unleveraged positive return for a limited range of negative performance of the underlying commodity, subject to the payment at maturity effectively being limited to $1,278.50 per security if the absolute return feature applies

▪	To potentially outperform the underlying commodity in a moderately bullish or moderately bearish scenario

The securities are exposed on a 1:1 basis to the negative performance of the underlying commodity if the final commodity price is less than the trigger level.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.

Maturity:	Approximately 54 weeks
Fixed upside payment:	$80 per security (8.00% of the stated principal amount)
Trigger level:	72.15% of the initial commodity price
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.
Interest:	None
No Listing:	The securities will not be listed on any securities exchange.

The original issue price of each security is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000.  We estimate that the value of each security on the pricing date is $988.80.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying commodity.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity, instruments based on the underlying commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the trigger level and the fixed upside payment, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC
Dual Directional Trigger Jump Securities due January 28, 2021 Based on the Performance of Brent Crude Oil Futures Contracts Principal at Risk Securities

Key Investment Rationale

The securities will pay no interest, but provide a fixed upside payment of $80 per security if the final commodity price of the underlying commodity, as measured on each of the five averaging dates, is greater than or equal to the initial commodity price.  In addition, if the final commodity price, as measured on each of the five averaging date, is less than the initial commodity price but is greater than or equal to the trigger level, investors will receive a positive return at maturity based on the absolute value of the negative performance of the underlying commodity.  In exchange for the fixed upside payment feature and the absolute return feature, investors are exposed to the risk of loss of a significant portion or all of their investment due to the trigger feature and forego returns above the fixed upside payment of $80 per security if the underlying commodity appreciates by more than 8%.  At maturity, investors will receive an amount in cash based upon the final commodity price as measured on each of the five averaging dates.  If the underlying commodity is greater than or equal to the initial commodity price, investors will receive the stated principal amount of their investment plus the fixed upside payment of $80.  If the underlying commodity has depreciated in value, but by no more than 27.85%, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline in the price of the underlying commodity over the term of the securities, which will effectively be limited to a positive 27.85% return (which would correspond to a payment at maturity of $1,278.50 per security).  However, if the underlying commodity has depreciated in value by more than 27.85%, investors will be negatively exposed to the full amount of the percentage decline in the underlying commodity and will lose 1% of the stated principal amount for every 1% of decline, without any buffer.  The securities are unsecured obligations of ours, and all payments on the securities are subject to our credit risk.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.

Absolute Return Feature	The securities enable investors to obtain an unleveraged positive return if the final commodity price is less than the initial commodity price but is greater than or equal to the trigger level of 72.15% of the initial commodity price.
Fixed Upside Scenario if the Underlying Commodity Appreciates	The final commodity price, as measured on the five averaging date, is greater than or equal to the initial commodity price and, at maturity, the securities redeem for the stated principal amount of $1,000 per security plus the fixed upside payment of $80.
Absolute Return Scenario	The final commodity price, as measured on the five averaging date, is less than the initial commodity price but is greater than or equal to the trigger level, which is 72.15% of the initial commodity price. In this case, you receive a 1% positive return on the securities for each 1% negative return on the underlying commodity. For example, if the final commodity price is 10% less than the initial commodity price, the securities will provide a total positive return of 10% at maturity. The maximum return you may receive in this scenario is a positive 27.85% return at maturity (which would correspond to a payment at maturity of $1,278.50 per securities).
Downside Scenario	The final commodity price, as measured on the five averaging date, is less than the trigger level. In this case, the securities redeem for at least 27.85% less than the stated principal amount and this decrease will be by an amount proportionate to the full decline in the price of the underlying commodity as of the valuation date. Under these circumstances, the payment at maturity will be less than $721.50 per securities. For example, if the final commodity price is 35% less than the initial commodity price, the securities will be redeemed at maturity for a loss of 35% of principal at $650, or 65% of the stated principal amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

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Morgan Stanley Finance LLC
Dual Directional Trigger Jump Securities due January 28, 2021 Based on the Performance of Brent Crude Oil Futures Contracts Principal at Risk Securities

How the Securities Work

Hypothetical Returns on the Securities at Maturity

The following table and graph illustrate hypothetical returns on the securities at maturity.  The “return on securities” is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount security to $1,000.  The hypothetical returns set forth below assume an initial commodity price of $70.00 and a trigger level of $50.505 (which is 72.15% of the hypothetical initial commodity price).  The hypothetical returns set forth below are for illustrative purposes only and may not reflect the actual returns applicable to a purchaser of the securities.

Stated principal amount:	$1,000 per security
Hypothetical initial commodity price	$70.00
Hypothetical trigger level:	$50.505, which is 72.15% of the hypothetical initial commodity price
Fixed upside payment:	$80 per security (8.00% of the stated principal amount)
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities

Final Commodity Price	Commodity Percent Change	Payment on the Securities	Return on Securities
105.00	50.00%	$1,080.00	8.00%
98.00	40.00%	$1,080.00	8.00%
91.00	30.00%	$1,080.00	8.00%
84.00	20.00%	$1,080.00	8.00%
77.00	10.00%	$1,080.00	8.00%
75.60	8.00%	$1,080.00	8.00%
73.50	5.00%	$1,080.00	8.00%
70.00	0.00%	$1,080.00	8.00%
66.50	-5.00%	$1,050.00	5.00%
63.00	-10.00%	$1,100.00	10.00%
59.50	-15.00%	$1,150.00	15.00%
56.00	-20.00%	$1,200.00	20.00%
52.50	-25.00%	$1,250.00	25.00%
50.505	-27.85%	$1,278.50	27.85%
49.00	-30.00%	$700.00	-30.00%
45.50	-35.00%	$650.00	-35.00%
42.00	-40.00%	$600.00	-40.00%
38.50	-45.00%	$550.00	-45.00%
35.00	-50.00%	$500.00	-50.00%
31.50	-55.00%	$450.00	-55.00%
28.00	-60.00%	$400.00	-60.00%
24.50	-65.00%	$350.00	-65.00%
21.00	-70.00%	$300.00	-70.00%
17.50	-75.00%	$250.00	-75.00%
14.00	-80.00%	$200.00	-80.00%
10.50	-85.00%	$150.00	-85.00%
7.00	-90.00%	$100.00	-90.00%
3.50	-95.00%	$50.00	-95.00%
0.00	-100.00%	$0.00	-100.00%

January 2020	Page 4

Morgan Stanley Finance LLC
Dual Directional Trigger Jump Securities due January 28, 2021 Based on the Performance of Brent Crude Oil Futures Contracts Principal at Risk Securities
Dual Directional Trigger Jump Securities Payoff Diagram

How it works

▪	Fixed Upside Scenario if the Underlying Commodity Appreciates: If the final commodity price, as measured on each of the five averaging dates, is greater than or equal to the initial commodity price, investors would receive the $1,000 stated principal amount plus the fixed upside payment at maturity of $80 per security (8.00% of the stated principal amount).

▪	Absolute Return Scenario: If the final commodity price, as measured on each of the five averaging dates, is less than the initial commodity price but is greater than or equal to the trigger level of 72.15% of the initial commodity price, investors would receive a 1% positive return on the securities for each 1% negative return on the underlying commodity.

▪	If the underlying commodity depreciates 10%, investors would receive a 10% return, or $1,100 per securities.

▪	The maximum return investors may receive in this scenario is a positive 27.85% return at maturity (which would correspond to a payment at maturity of $1,278.50 per security).

▪	Downside Scenario: If the final commodity price, as measured on each of the five averaging dates, is less than the trigger level of 72.15% of the initial commodity price, investors would receive an amount less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying commodity. Under these circumstances, the payment at maturity will be less than $721.50 per security. There is no minimum payment at maturity on the securities.

▪	If the underlying commodity depreciates 40%, investors would lose 40% of their principal and receive only $600 per security at maturity, or 60% of the stated principal amount.

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Morgan Stanley Finance LLC
Dual Directional Trigger Jump Securities due January 28, 2021 Based on the Performance of Brent Crude Oil Futures Contracts Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the securities. The following examples are for illustrative purposes only.  The payment at maturity on the securities is subject to our credit risk.  The below examples are based on the following terms. The actual initial commodity price and trigger level are set forth on the cover of this document.

Stated principal amount:	$1,000 per security
Hypothetical initial commodity price:	$70.00
Hypothetical trigger level:	$50.505, which is 72.15% of the hypothetical initial commodity price
Fixed upside payment:	$80 per security (8.00% of the stated principal amount)

EXAMPLE 1: The final commodity price, as measured on each of the five averaging dates, has appreciated substantially and has increased from the initial commodity price by 40%.  The payment at maturity per security is equal to the stated principal amount plus the fixed upside payment of $80, which represents an 8% return.

Hypothetical final commodity price	=	$98.00
Payment at maturity	=	$1,000 + fixed upside payment
	=	$1,000 + $80
Payment at maturity = $1,080

This example illustrates how the appreciation potential of the securities is fixed and limited if the final commodity price is greater than or equal to the initial commodity price.  In this scenario, the appreciation potential of the securities is limited to the fixed upside payment of $80 per security (8% of the stated principal amount), even if the underlying commodity has appreciated substantially.

EXAMPLE 2: The final commodity price, as measured on each of the five averaging dates, has increased from the initial commodity price by 5%.  The payment at maturity per security is equal to the stated principal amount plus the fixed upside payment of $80, which represents an 8% return.

Hypothetical final commodity price	=	$77.00
Payment at maturity	=	$1,000 + fixed upside payment
	=	$1,000 + $80
Payment at maturity = $1,080

EXAMPLE 3: The final commodity price, as measured on each of the five averaging dates, has declined from the initial commodity price by 10% but is greater than the trigger level.

Hypothetical final commodity price	=	$63.00
Commodity percent change	=	($63.00 - $70.00) / $70.00
	=	-10%
Payment at maturity	=	$1,000 + ($1,000 × absolute commodity return)
	=	$1,000 + ($1,000 x 10%)
	=	$1,000 + $100
Payment at maturity = $1,100

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Morgan Stanley Finance LLC
Dual Directional Trigger Jump Securities due January 28, 2021 Based on the Performance of Brent Crude Oil Futures Contracts Principal at Risk Securities

EXAMPLE 4: The final commodity price, as measured on each of the five averaging dates, has declined from the initial commodity price by 60% and is less than the trigger level.  You are fully exposed to the decline in the final commodity price from the initial commodity price.

Hypothetical final commodity price	=	$28.00
Commodity performance factor	=	$28.00 / $70.00
	=	40%
Payment at maturity	=	$1,000 x commodity performance factor
	=	$1,000 x 40%
	=	$400
Payment at maturity = $400

January 2020	Page 7

Morgan Stanley Finance LLC
Dual Directional Trigger Jump Securities due January 28, 2021 Based on the Performance of Brent Crude Oil Futures Contracts Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for Jump Securities and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest or guarantee return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any principal amount at maturity. If the final commodity price, as measured on each of the five averaging dates, is less than the trigger level (which is 72.15% of the initial commodity price), the absolute return feature will no longer be available and the payment at maturity will be an amount in cash that is at least 27.85% less than the $1,000 stated principal amount of each security and this decrease will be by an amount proportionate to the full decrease in the price of the underlying commodity over the term of the securities, without any buffer. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. See “How the Securities Work” above.

▪	Appreciation potential is fixed and limited when the final commodity price is greater than or equal to the initial commodity price. Where the final commodity price of the underlying commodity is greater than or equal to its initial commodity price, the appreciation potential of the securities is limited to the fixed upside payment of $80 per security (8.00% of the stated principal amount), even if the underlying commodity has appreciated substantially.

▪	Appreciation of the securities is limited when the absolute return feature applies. The absolute return feature provides for an unleveraged positive return for a limited range of negative performance of the underlying commodity. However, if the final commodity price is less than or equal to the initial commodity price but greater than or equal to the trigger level such that the absolute return feature applies, the payment at maturity on the securities is effectively limited to $1,278.50 per securities.

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The payment at maturity is linked exclusively to the price of futures contracts on Brent crude oil and not to a diverse basket of commodities or a broad-based commodity index. The price of futures contracts on Brent crude oil may not correlate to, and may diverge significantly from, the prices of commodities generally. Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of futures contracts on Brent crude oil may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen. See “Underlying Commodity Overview” on page 14.

▪	Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of Brent crude oil may change unpredictably and affect the value of the securities in unforeseen ways. Investments, such as the securities, linked to the price of a single commodity, such as Brent crude oil futures contracts, are subject to significant fluctuations in the price of the commodity over short periods due to a variety of factors. Brent crude oil is light sweet crude oil from the North Sea. Most refinement takes place in Northwest Europe. Brent crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for Brent crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum

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Morgan Stanley Finance LLC
Dual Directional Trigger Jump Securities due January 28, 2021 Based on the Performance of Brent Crude Oil Futures Contracts Principal at Risk Securities

Exporting Countries (“OPEC”) and other crude oil producers.  OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon the commencement or cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  Brent crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). The price of Brent crude oil futures has experienced very severe price fluctuations over the recent past and there can be no assurance that this extreme price volatility will not continue in the future.  See “Underlying Commodity Overview” on page 14.

You can review a table of the published high and low commodity prices, as well as end-of-quarter commodity prices, of the underlying commodity for each calendar quarter in the period from January 1, 2015 through January 10, 2020 on page 15 and a graph that plots the daily commodity prices of the underlying commodity for the same period in this document on page 14.  You cannot predict the future performance of the underlying commodity based on its historical performance.  In addition, there can be no assurance that the final commodity price will be greater than or equal to the trigger level so that you do not suffer a significant loss on your initial investment in the securities.

▪	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities. The securities have returns based on the change in price of futures contracts on the underlying commodity, not the change in the spot price of actual physical commodity to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

▪	Differences between futures prices and the spot price of Brent crude oil may decrease the amount payable at maturity. The initial commodity price and final commodity price that are used to determine the payment at maturity, if any, on the securities are determined by reference to the settlement price of the first nearby month futures contract for Brent crude oil on the pricing date and valuation date, respectively, provided that if such date falls on the last trading day of such futures contract, then the second nearby month futures contract on such date, and will not therefore reflect the spot price of Brent crude oil on such dates. The market for futures contracts on Brent crude oil has experienced periods of backwardation, in which futures prices are lower than the spot price, and periods of contango, in which futures prices are higher than the spot price. If the contract is in contango on the pricing date or in backwardation on the valuation date, the payment at maturity payable, if any, on the maturity date, may be less than if the initial commodity price or the final commodity price, respectively, was determined with reference to the spot price.

▪	Suspension or disruptions of market trading in Brent crude oil futures contracts may adversely affect the value of the securities. The futures market for Brent crude oil is subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of Brent crude oil futures contracts and, therefore, the value of the securities.

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Morgan Stanley Finance LLC
Dual Directional Trigger Jump Securities due January 28, 2021 Based on the Performance of Brent Crude Oil Futures Contracts Principal at Risk Securities
▪	The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

•	the market price of the underlying commodity and futures contracts on the underlying commodity and the volatility (frequency and magnitude of changes in price) of such prices;

•	whether or not the price of the underlying commodity is less than the trigger level;

•	trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity;

•	interest and yield rates in the market;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally and which may affect the price of the underlying commodity;

•	the time remaining until the maturity of the securities; and

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial loss if the price of the underlying commodity at the time of sale is at or below its initial price and especially if it is near or below the trigger level or it is believed to be likely to do so in light of the then-current price of the underlying commodity.

You cannot predict the future prices of the underlying commodity based on its historical prices.  The final commodity price may be less than the trigger level such that you will be exposed on a 1-to-1 basis to the negative performance of the underlying commodity and, as a result, you will lose a significant portion or all of your investment at maturity.  There can be no assurance that the final commodity price will be greater than or equal to the trigger level so that you do not suffer a significant loss on your initial investment in the securities.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable at maturity, if any, is based on the arithmetic average of the commodity prices on each of the five averaging dates, and therefore the return amount may be less than if it were based solely on the commodity price on the final averaging date. The amount payable at maturity, if any, will be calculated by reference to the average of the commodity prices on each of the five averaging dates. Therefore, in calculating the final commodity price, positive performance of the underlying commodity as of some averaging dates may be moderated, or wholly offset, by lesser or negative performance as of other averaging dates. Similarly, the final commodity price, calculated based on the commodity prices on each of the five averaging dates, may be less than the commodity price on the final averaging date, and as a result, the amount you receive at maturity may be less than if it were based solely on the commodity price on the final averaging date.

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Morgan Stanley Finance LLC
Dual Directional Trigger Jump Securities due January 28, 2021 Based on the Performance of Brent Crude Oil Futures Contracts Principal at Risk Securities
▪	Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. By purchasing the securities, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity. Furthermore, by purchasing the securities, you are taking credit risk to us and not to any counter-party to futures contracts or forward contracts on the underlying commodity.

▪	Legal and regulatory changes could adversely affect the return on and value of the securities. Futures contracts and options on futures contracts, including those related to the underlying commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts.  While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with

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Dual Directional Trigger Jump Securities due January 28, 2021 Based on the Performance of Brent Crude Oil Futures Contracts Principal at Risk Securities

accuracy, including our creditworthiness and changes in market conditions.  See also “The market price of the securities may be influenced by many unpredictable factors” above.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) will determine the initial commodity price, the final commodity price and whether the final commodity price has decreased to below the trigger level, and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MSCG, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of the price of the underlying commodity in the event of a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date,” “—Calculation Agent and Calculations” and related definitions in the accompanying prospectus supplement for Jump Securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying commodity), including trading in the underlying commodity or forward contracts or futures contracts on the underlying commodity. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade in financial instruments related to the underlying commodity or the prices of the commodities or contracts that underlie the underlying commodity on a regular basis as part of their general commodity trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price and, therefore, could increase the trigger level, which is the price at or above which the underlying commodity must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could potentially affect whether the price of the underlying commodity price on the valuation date is at or below the trigger level, and, therefore, whether an investor would receive less than the stated principal amount of the securities at maturity, if any.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional provisions—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Jump Securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA” in the accompanying prospectus supplement for Jump Securities, the withholding rules commonly referred to as “FATCA” would apply to the

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Morgan Stanley Finance LLC
Dual Directional Trigger Jump Securities due January 28, 2021 Based on the Performance of Brent Crude Oil Futures Contracts Principal at Risk Securities

securities if they were recharacterized as debt instruments.  However, recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition (other than amounts treated as “FDAP income,” as defined in the accompanying prospectus supplement for Jump Securities).  The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Morgan Stanley Finance LLC
Dual Directional Trigger Jump Securities due January 28, 2021 Based on the Performance of Brent Crude Oil Futures Contracts Principal at Risk Securities

Underlying Commodity Overview

Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel.  The price of Brent crude oil to which the return on the securities is linked is based on the official settlement price per barrel of Brent blend crude oil on the ICE Futures Europe of the first nearby month futures contract, stated in U.S. dollars, as made public by the ICE Futures Europe on such date.

Underlying commodity information as of January 10, 2020
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low
Brent crude oil (in U.S. dollars)	CO1	$64.98	$61.68	$74.57 (on 4/24/2019)	$56.23 (on 8/7/2019)

* The Bloomberg ticker symbol is being provided for reference purposes only.  The commodity price on any trading day will be determined based on the price published by the NYMEX Division, and, notwithstanding the Bloomberg ticker symbol provided for reference purposes above, such price may be based on the second nearby month futures contract, as further described under “Commodity price” on page 1.

The following graph sets forth the daily prices of the underlying commodity for the period from January 1, 2015 through January 10, 2020.  The related table presents the published high and low prices, as well as end-of-quarter prices, for the underlying commodity for each quarter in the same period.  The commodity price on January 10, 2020 was $64.98.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying commodity should not be taken as an indication of its future performance, and no assurance can be given as to the value of the underlying commodity on the valuation date.  The actual performance of the underlying commodity over the term of the securities and the amount payable at maturity, if any, may bear little relation to the historical prices shown below.

Daily Commodity Prices of Brent Crude Oil Futures Contracts January 1, 2015 to January 10, 2020

*The bold red line in the graph indicates the trigger level of $46.883, which is approximately 72.15% of the initial commodity price.

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Dual Directional Trigger Jump Securities due January 28, 2021 Based on the Performance of Brent Crude Oil Futures Contracts Principal at Risk Securities
Brent Crude Oil (in U.S. dollars per barrel)	High ($)	Low ($)	Period End ($)
2015
First Quarter	62.58	46.59	55.11
Second Quarter	67.77	54.95	63.59
Third Quarter	62.07	42.69	48.37
Fourth Quarter	53.05	36.11	37.28
2016
First Quarter	41.79	27.88	39.60
Second Quarter	52.51	37.69	49.68
Third Quarter	50.89	41.80	49.06
Fourth Quarter	56.82	44.43	56.82
2017
First Quarter	57.10	50.56	52.83
Second Quarter	56.23	44.82	47.92
Third Quarter	59.02	46.71	57.54
Fourth Quarter	67.02	55.62	66.87
2018
First Quarter	70.53	62.59	70.27
Second Quarter	79.80	67.11	79.44
Third Quarter	82.72	70.76	82.72
Fourth Quarter	86.29	50.47	53.80
2019
First Quarter	68.50	54.91	68.39
Second Quarter	74.57	59.97	66.55
Third Quarter	69.02	56.23	60.78
Fourth Quarter	68.44	57.69	66.00
2020
First Quarter (through January 10, 2020)	68.91	64.98	64.98

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Morgan Stanley Finance LLC
Dual Directional Trigger Jump Securities due January 28, 2021 Based on the Performance of Brent Crude Oil Futures Contracts Principal at Risk Securities

Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Postponement of maturity date:	If, due to a market disruption event or otherwise, the final averaging date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the final averaging date as postponed. See “Postponement of averaging dates” below.
Postponement of averaging dates:

If a scheduled averaging date is not a trading day, the commodity price in respect of such averaging date will be the commodity price on the succeeding trading day (notwithstanding the fact that such day may be another scheduled averaging date, in which case the commodity price on such trading day will be used as the commodity price in respect of more than one averaging date); provided that if a market disruption event relating to the underlying commodity occurs on an averaging date, the commodity price for such averaging date will be determined in accordance with the next succeeding paragraph.

If a market disruption event relating to the underlying commodity occurs on any scheduled averaging date, the calculation agent will calculate the commodity price in respect of such averaging date using as a price the commodity price on the first succeeding trading day on which no market disruption event is existing with respect to the underlying commodity and each succeeding averaging date will be the next trading day on which no market disruption event has occurred; provided that, if a market disruption event occurs with respect to the underlying commodity on each of the five trading days immediately succeeding any averaging date, the calculation agent will use as the commodity price in respect of such averaging date a price equal to the arithmetic mean, as determined by the calculation agent on the fifth trading day immediately succeeding such averaging date, of the prices of the underlying commodity determined by at least three independent leading dealers, selected by the calculation agent, in the underlying market for the underlying commodity, taking into consideration the latest available quote for the underlying commodity and any other information in good faith deemed relevant by such dealers.  Quotations of Morgan Stanley & Co. LLC, Morgan Stanley Capital Group Inc. (“MSCG”) or any of their affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotations obtained.  In the event prices from at least three dealers are not obtained, the calculation agent will make a good faith estimate of the price of the underlying commodity and, using that price, determine the commodity price.

Minimum ticketing size:	$1,000 / 1 security
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. and its successors (”MSCG”)
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

▪

A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪

Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should

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Dual Directional Trigger Jump Securities due January 28, 2021 Based on the Performance of Brent Crude Oil Futures Contracts Principal at Risk Securities

be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes.  We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the securities borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers.  We expect our hedging counterparties to take positions in the underlying commodity or futures contracts or forward contracts on the underlying commodity or positions in any other available instruments that they may wish to use in connection with such hedging.  Such purchase activity could potentially increase the price of the underlying commodity on the pricing date, and therefore, could increase the trigger level, which is the price at or above which the underlying commodity must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the securities.  In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the securities, including on the valuation date, by purchasing and selling the underlying commodity or futures contracts or forward contracts on the underlying commodity or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the price of the underlying commodity and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Jump Securities.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”).  ERISA Section 406 and Section 4975 of the Code generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may

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Dual Directional Trigger Jump Securities due January 28, 2021 Based on the Performance of Brent Crude Oil Futures Contracts Principal at Risk Securities

provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)

the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)

we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)

any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)

our interests are adverse to the interests of the purchaser or holder; and

(v)

neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant

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legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these securities should consult and rely on their own counsel and advisers as to whether an investment in these securities is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information concerning plan of distribution; conflicts of interest:

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the Issuer or one of its affiliates that will not exceed $10 per $1,000 stated principal amount of securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Jump Securities.

Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2017, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2017.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for Jump Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for Jump Securities and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement for Jump Securities if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for Jump Securities dated June 20, 2018

Prospectus dated November 16, 2017

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Morgan Stanley Finance LLC
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Terms used but not defined in this document are defined in the prospectus supplement for Jump Securities or in the prospectus.

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